    As filed with the Securities and Exchange Commission on April 21, 1999


                                                        Registration No. _______


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                            GALILEO TECHNOLOGY LTD.
            (Exact Name of Registrant as Specified in Its Charter)

                Israel                               Not Applicable
    -------------------------------                  --------------
    (State or Other Jurisdiction of                 (I.R.S. Employer
     Incorporation or Organization)                Identification No.)

   Moshav Manof, D.N. Misgav, Israel                      20184
   ----------------------------------                  -----------
(Address of Principal Executive Offices)                (Zip Code)

         GALILEO TECHNOLOGY LTD. 1997 EMPLOYEES' STOCK OPTION PLAN and
               GALILEO TECHNOLOGY LTD. 1997 GTI STOCK OPTION PLAN
         -------------------------------------------------------------
                             (Full Title of Plan)

                                  Manuel Alba
                                   President
                            Galileo Technology Inc.
                              142 Charcot Avenue
                          San Jose, California 95131
                       --------------------------------
                    (Name and Address of Agent For Service)

                                (408) 367-1400
                                --------------
         (Telephone Number, Including Area Code, of Agent For Service)

                            Copy to:  Lior O. Nuchi
                    McCutchen, Doyle, Brown & Enersen, LLP
                               3150 Porter Drive
                       Palo Alto, California  94304-1212
                                (650) 849-4400


                                 CALCULATION OF REGISTRATION FEE
================================================================================================
                                                    Proposed         Proposed
             Title of                                Maximum          Maximum
            Securities                 Amount       Offering         Aggregate       Amount of
              to be                    to be          Price          Offering       Registration
            Registered               Registered   Per Share (1)      Price (1)          Fee
-------------------------------------------------------------------------------------------------
Ordinary Shares,
 NIS 0.01 Nominal Value                  819,062      $22.94       $18,789,282.28     $5,223.42
=================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices as reported on the Nasdaq National Market System on April 20, 1999.

                               EXPLANATORY NOTE

          Registrant previously filed (i) a Registration Statement on Form S-8 (No. 33-7852) on October 24, 1997, covering 4,230,000 Ordinary Shares issuable under Registrant's 1997 Employees' Stock Option Plan and 1997 GTI Stock Option Plan (the "Plans"), (ii) a Registration Statement on Form S-8 (No. 333-57971) on June 29, 1998, covering an additional 809,656 shares of the same class of securities previously registered under the October 24, 1997 Registration Statement, and (iii) a Registration Statement on Form S-8 (No. 333-63203) on September 10, 1998, covering an additional 750,000 shares of the same class of securities previously registered under the October 24, 1997 Registration Statement. This Registration Statement on Form S-8 is filed pursuant to Rule 413 and is made for the purpose of registering an additional 819,062 shares of the same class of securities previously registered under the above-referenced Registration Statements, which shares are issuable beginning January 1, 1999 pursuant to the Plans which provide an automatic annual increase in the number of shares that may be issued under such Plans.

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

          In accordance with General Instruction E, entitled "Registration of Additional Securities," to Form S-8 and because the purpose of this Registration Statement is to register 819,062 additional securities of the same class as other securities for which registration statements filed on Form S-8 related to the same employee benefit plans are effective, the contents of the following documents filed by Registrant are incorporated by reference: (i) a Registration Statement filed on Form S-8 (No. 33-7852) on October 24, 1997, covering 4,230,000 Ordinary Shares issuable under Registrant's 1997 Employees' Stock Option Plan and 1997 GTI Stock Option Plan, (ii) a Registration Statement on Form S-8 (No. 333-57971) filed on June 29, 1998, covering an additional 809,656 shares of the same class of securities previously registered under a October 24, 1997 Registration Statement, and (iii) a Registration Statement on Form S-8 (No. 333-63203) filed on September 10, 1998, covering an additional 750,000 shares of the same class of securities.

          In addition, the following documents filed or to be filed with the Commission by the Registrant are incorporated by reference in this Registration
Statement:

          (a) Registrant's latest Annual Report on Form 20-F for the fiscal year ended December 31, 1998 filed pursuant to Section 13(a) or 15(d) of the Securities Act of 1934, as amended (the "Exchange Act").

          (b) Registrant's Quarterly Report on Form 6-K for the quarter ended September 30, 1998, filed on November 24, 1998 with the Commission.

          (c) The description of the Ordinary Shares of the Registrant contained in the Registrant's Registration Statement on Form 8-A filed on July 25, 1997.

          In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Yesha Primes, a member of Primes, Shiloh, Givon & Co., holds 180,000 shares of the Registrant in trust for certain key employees.

Item 6.   Indemnification of Directors and Officers

          The Articles of Association provide that the Registrant will indemnify any Office Holder of the Registrant as defined in the Companies Ordinance out of the assets of the Registrant against all liabilities incurred in good faith by such Office Holder in the line of his duties for the Registrant or related thereto. Such indemnification is subject to limitation by Israeli law and the Articles of Association.

          The Registrant has entered into separate indemnification agreements with all its directors and officers. These agreements would require the Registrant, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of culpable nature) and to advance expenses, in certain circumstances, incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms.

          Christopher J. Schaepe, a director of the Registrant and General Partner of WPG Venture Partners III, L.P., which is the General Partner of Weiss, Peck & Greer Venture Associates III, L.P. and WPG Enterprise Fund II, L.P. (both of which are or were shareholders of the Registrant), is indemnified in his role as a director of the Registrant pursuant to the terms of his respective partnership agreements with the above entities.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          See Index to Exhibits.

Item 9.   Undertakings.

          (a) The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES
                                  ----------

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, state of California, on this 21st day of April, 1999.

                                    GALILEO TECHNOLOGY, LTD.




                                    By: /s/ George A. Hervey
                                        -----------------------
                                        George A. Hervey
                                        Chief Financial Officer

                               INDEX TO EXHIBITS

Exhibit
Number          Exhibit
-------         -------

    5.1         Opinion regarding legality of securities to be offered

   23.1         Consent of Independent Auditors

   23.2         Consent of Primes, Shiloh, Givon & Co.
                (See Exhibit 5.1)

   99.1         Galileo Technology Ltd. 1997 Employees' Stock Option Plan

   99.2         Galileo Technology Ltd. 1997 GTI Stock Option Plan